UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2007

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of	(Commission file	(I.R.S. Employer
incorporation or organization)	number)	Identification No.)

80 South Main Street, Hanover, New Hampshire 03755

(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       Entry into a Material Definitive Agreement.

On January 22, 2007, White Mountains Insurance Group, Ltd. (“the Company”) issued a press release announcing that its Board of Directors has elected Raymond Barrette as Chairman and Chief Executive Officer of the Company.  The press release furnished herewith is attached as Exhibit 99.1 to this Form 8-K.

As a material inducement to accept his new position, the Company’s Compensation Committee and Board of Directors approved Mr. Barrette’s compensation package as described below in Item 5.02.

ITEM 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)         On January 20, 2007, Mr. Barrette succeeded John J. Byrne as Chairman and Steven E. Fass as Chief Executive Officer.  Mr. Byrne announced his retirement from the Board of Directors and Mr. Fass announced his retirement from active management, both effective immediately.  Mr. Fass remains a director and will also serve as an advisor to Mr. Barrette and the senior management team.

(c)          As noted above, Mr. Barrette was elected as the Company’s Chief Executive Officer.  Mr. Barrette, 56, most recently has served as a director of the Company since August 2006 and was previously a director from 2000 to 2005.  He served as President and Chief Executive Officer of the Company from 2003 to 2005, as Chief Executive Officer of OneBeacon Insurance Group LLC, a subsidiary of the Company, from 2001 to 2002, as President of the Company from 2000 to 2001 and as Executive Vice President and Chief Financial Officer of the Company from 1997 to 2000.  In addition, Mr. Barrette currently serves as Lead Director of Montpelier Re Holdings Ltd.

Mr. Barrette’s compensation arrangements that were approved by the Company’s Compensation Committee and Board of Directors are as follows.  Mr. Barrette’s annual base salary for 2007 was set at $400,000, which is the Company’s maximum base salary, and his annual bonus target was set at 50% of his annual salary, the same as the Company’s other executive officers.  In addition, as a material inducement to Mr. Barrette, the Committee and Board approved the following equity grants, which are the only grants that are intended to be made to Mr. Barrette over the next seven years:  (1) 200,000 seven-year options that vest in equal annual installments over five years and that have an initial exercise price of $650 per share that escalates each year by 5% less the annual regular dividend rate, (2) 35,000 restricted shares that vest in equal annual installments over five years, and (3) 15,000 restricted shares that vest in the event of a change of control of the Company within the next five years.

Provisions of Mr. Barrette’s equity grants that differ from the terms contained in the Company’s Long-term Incentive Plan (“LTIP”) include the following:  (1) in the event of a change in control of the Company or if Mr. Barrette is terminated without cause, all unvested options and restricted shares will immediately vest, (2) the definition of “change in control” is the same as in the LTIP except that John J. Byrne becoming the beneficial owner of 35% or more of the Company’s common shares through an acquisition of shares shall be a change in control, and (3) upon the occurrence of a dilutive event described in Section 15 of the LTIP (such as a stock split, extraordinary dividend or other similar event), Mr. Barrette’s option grant shall be required to be adjusted in an equitable manner as determined by the Compensation Committee.

Mr. Barrette does not have an employment contract and has no other severance arrangements with the Company.  In the event Mr. Barrette’s employment with the Company were to terminate, he will be subject to a customary non-compete agreement.

ITEM 9.01       Financial Statements and Exhibits

(d)         Exhibits.  The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press release issued by White Mountains Insurance Group, Ltd., dated January 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: January 22, 2007	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer